Exhibit 99.8

                         AMENDMENT TO
              THE EMPLOYMENT AGREEMENT OF T.J. TULLY
                       NOVEMBER 30, 1998


This letter amends the employment agreement between United Shields Corporation and T.J. Tully, dated July 2, 1998 as follows:

Effective November 30, 1998, the salary and bonus will be changed to $50,000.00 annually with a finder's fee of $5,000.00 for each acquisition found by T.J. Tully and subsequently acquired by United Shields.

Effective January 1, 1998, the position will be changed to Vice
Chairman of the Board.

All other terms and conditions remain the same.



                        Agreed: /s/ T.J. Tully
                                    T.J. Tully

                                /s/ William A. Frey III
                                    William A. Frey III
                                    Chairman